Exhibit 3.1

BYLAWS

OF

INDUSTRIAL SERVICES OF AMERICA, INC.

(Under Section 607.1020 of the Florida Business Corporation Act)

The undersigned Secretary of Industrial Services of America, Inc., a Florida corporation (the "Corporation"), hereby certifies as follows:

1.  The first grammatical paragraph of Article III, Section 1 of the Bylaws of the Corporation is deleted in its entirety and replaced by the following:

"The property, affairs and business of the corporation shall be managed by its Board of Directors, which shall consist of not less than three (3) nor more than nine (9) persons, as hereinafter provided.  Except as hereinafter provided, directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve for one (1) year and until his successor shall be elected and shall qualify.  A majority of directors shall have the power from time to time, and at any time, when the stockholders as such are not assembled in a meeting, regular or special, to increase or decrease their own number subject to the limitation in the first sentence of this Section 1.  If the number of directors be increased the additional directors may be elected by a majority of the directors in office at the time of the increase to serve until the next annual meeting of the stockholders and until such director's successor is elected and qualified."

2.  This Amendment to the Bylaws of the Corporation was adopted pursuant to the unanimous resolution of the Board of Directors of the Corporation at a meeting held on January 19, 2012.

IN WITNESS WHEREOF, the undersigned has subscribed this Amendment to the Bylaws of the Industrial Services of America, Inc. and affirm the statements herein as true under penalty of perjury this 19th day of January, 2012.

                                                                                    __________________________________

                                                                                    Michael P. Shannonhouse, Secretary